EXECUTION VERSION

Pricing Agreement

RBS Securities Inc.

As Representative of the several
Underwriters named in Schedule I hereto,
March 27, 2014

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated under the laws of, and registered in, Scotland (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 27, 2014 (the “Underwriting Agreement”) among the Company on the one hand and the several Underwriters on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), or to purchasers procured by them, the securities specified in Schedule II hereto (the “Notes”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Disclosure Package and/or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Disclosure Package and/or the Prospectus (each as therein defined), as the case may be, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Disclosure Package and/or the Prospectus (as amended or supplemented), as the case may be, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Notes pursuant to Section 12 of the Underwriting Agreement and the address of the Representative referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein (including Schedules I and II hereto) and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, or to purchasers procured by them, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, or to procure purchasers to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

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Very truly yours,

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Vandita Pant
	Name:	Vandita Pant
	Title:	Head of Capital Management & Markets, Group Treasury

[Signature page to the Pricing Agreement]

Accepted as of the date hereof:

RBS Securities Inc.

By:	/s/ Timothy Blair
	Name:	Timothy Blair
	Title:	Vice President

For themselves and as Representative of the several Underwriters

SCHEDULE I

	Principal Amount of Senior Notes to be Purchased	Principal Amount of Floating Rate Notes to be Purchased
RBS Securities Inc.	406,000,000	174,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	105,000,000	45,000,000
Morgan Stanley & Co. LLC	105,000,000	45,000,000
BMO Capital Markets Corp.	14,000,000	6,000,000
BNY Mellon Capital Markets, LLC	14,000,000	6,000,000
Capital One Securities, Inc.	14,000,000	6,000,000
CIBC World Markets Corp.	14,000,000	6,000,000
National Bank of Canada Financial Inc.	14,000,000	6,000,000
TD Securities (USA) LLC	14,000,000	6,000,000
Total:	700,000,000	300,000,000

SCHEDULE II

Capitalized terms used herein, unless otherwise stated, shall have the meaning set forth in the Underwriting Agreement.

Title of Notes:

1.875% Senior Notes due March 31, 2017 (the “Senior Notes”)

Floating Rate Notes due March 31, 2017 (the “Floating Rate Notes”)

Aggregate principal amount:

$700,000,000 principal amount of the Senior Notes

$300,000,000 principal amount of the Floating Rate Notes

Price to Public:

99.838% of the principal amount of the Senior Notes

100% principal amount of the Floating Rate Notes

Purchase Price by Underwriters:

99.638% of the principal amount of the Senior Notes

99.800% of the principal amount of the Floating Rate Notes

Underwriting Commission:

0.200 % for the Senior Notes

0.200 % for the Floating Rate Notes

Form of Notes:

Book-entry only form represented by one or more global notes deposited with a custodian for DTC, Euroclear Bank SA/NV and Clearstream Banking, société anonyme, as the case may be.

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Applicable time:

4.40 p.m. (New York time), March 27, 2014

Time of Delivery:

9:30 a.m. (New York time), April 1, 2014.

Indenture:

Amended and Restated Indenture dated as of September 13, 2011 between the Company and The Bank of New York Mellon, acting through its London Branch, as Trustee,  as supplemented by the First Supplemental Indenture to be dated on or around April 1, 2014.

Maturity Date:

March 31, 2017 for the Senior Notes

March 31, 2017 for the Floating Rate Notes

Interest Rate:

1.875% for the Senior Notes

Three-month LIBOR as determined on March 28, 2014 plus 0.940% for the first interest period and three-month LIBOR as determined on the applicable Interest Determination Date plus 0.940% for any subsequent Floating Rate Interest Period for the Floating Rate Notes

Interest Payment Dates:

Interest will be paid on the Senior Notes Semi-annually on the 31st day of each March and 30th day of each September, commencing on September 30, 2014, up to and including March 31, 2017.

Interest will be paid on the Floating Rate Notes Quarterly on the 30th day of each March, June, September and December, commencing on June 30, 2014, except that the final Interest Payment Date will be March 31, 2017.

Interest Record Dates:

Interest will be paid on the Senior Notes to holders of record of each Senior Note in respect of the principal amount thereof outstanding as of March 17 and September 16 of each year immediately preceding the Interest Payment Dates on March 31 and September 30, respectively.

Interest will be paid on the Floating Rate Notes to holders of record of each Floating Rate Note in respect of the principal amount thereof outstanding as of the 16th day of March, June, September and December of each year immediately preceding the Interest Payment Dates on the 30th day of each March, June, September and December, respectively.

Interest Rate Reset Date:

For the Floating Rate Notes, interest will be reset on the 30th day of each March, June, September and December, commencing on June 30, 2014.

Redemption Provisions:

The Notes may be redeemed as described in the Prospectus.

Sinking Fund Provisions:

No sinking fund provisions.

Closing location for delivery of the Notes:

Offices of Davis Polk & Wardwell London LLP, 99 Gresham Street

London EC2V 7NG, United Kingdom

Names and addresses of Representatives:

RBS Securities Inc.
600 Washington Boulevard
Stamford, CT 06901

CUSIP:

780099CG0	For the Senior Notes

780099CF2	For the Floating Rate Notes

ISIN:

US780099CG09	For the Senior Notes

US780099CF26	For the Floating Rate Notes

Stock Exchange Listing:

The Company intends to apply to list the Senior Notes and the Floating Rate Notes on the New York Stock Exchange in accordance with its rules.

Other Terms:

The Notes will have additional terms as more fully described in the Disclosure Package and the Prospectus and shall be governed by the Indenture.